Exhibit 8.1
[Andrews Kurth LLP Letterhead]
March 8, 2007
Williams Partners L.P.
Williams Partners Finance Corporation
One Williams Center, Suite 4900
Tulsa, Oklahoma 74172-0172
Ladies and Gentlemen:
     We have acted as special counsel to Williams Partners L.P., a Delaware limited partnership, and Williams Partners Finance Corporation, a Delaware corporation (collectively, the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $150,000,000 aggregate principal amount of the Company’s 7 1/2% Senior Notes due 2011 (the “New Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for $150,000,000 aggregate principal amount of the Company’s issued and outstanding 7 1/2% Senior Notes due 2011 (the “Old Notes”).
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.
     Subject to the qualifications and assumptions stated in the Registration Statement and the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Material United States Federal Income Tax Considerations” in the prospectus contained in the Registration Statement accurately describes the material United States federal income tax consequences to the holders described therein of the Exchange Offer.
     This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very Truly Yours,

/s/ Andrews Kuth LLP